CorMedix Announces Amended Agreement for CRMD001

Bridgewater, New Jersey, September 6, 2011 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of Cardiorenal disease, today announced it has amended its agreement with Shiva Biomedical, LLC (“Shiva”).

Under the amended license agreement, CorMedix and Shiva have mutually agreed to extend the development obligation milestone for the initiation of patient dosing in a phase III pivotal trial from September 30, 2011 to March 31, 2012 for CRMD001.  Additionally, the amendment extends and reallocates an existing $1 million milestone payment by the Company to Shiva upon the dosing of a patient in a phase III pivotal study.  Now, under the terms of the amendment, the Company is obligated to pay Shiva $100,000 in September 2011, with additional payments of $450,000 to be made on or about December 31, 2011 and March 31, 2012, provided the Company continues to pursue certain development obligations under the agreement.  As consideration for the extensions, the Company has granted Shiva a first security interest to the Company’s licensed intellectual property from Shiva.

“We are pleased to have obtained extensions to both the development and financial obligations with Shiva.  These extensions will enable us to effectively analyze the phase II data for CRMD001 that is expected to be announced by the end of the third quarter 2011 and pending those results, it will allow us to prudently plan for the potential phase III pivotal trial expected to begin during the first half of 2012,” commented John C. Houghton President and Chief Executive Officer.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s product candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s product candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of contrast induced acute kidney injury in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486